Exhibit 10(x)





                          SECOND AMENDMENT TO
                 STOCK PURCHASE ASSISTANCE AGREEMENT

THIS AMENDMENT ("Amendment") is dated as of June 1, 2000 and is by and between OTR Express, Inc. (the "Company") and Jeff Brown, Vice President and Chief Operating Officer of the Company ("Brown"). This Amendment relates to and amends that certain Stock Purchase Assistance Agreement dated June 8, 1998, as amended on January 31, 2000 by and between the Company and Brown (the "Agreement").


   Section 7(a) of the Agreement is hereby amended to read as follows:

   (i) For each full Principal Payment Reimbursement period (monthly, quarterly or annually, as determined by the Compensation Committee) as Brown is employed by the Company in an officer position, the Company shall make payments to Brown (or directly to the Bank, if instructed by Brown but if Brown is in default under the Loan, then if instructed by the Bank) of an amount of Principal Payment Reimbursement equal to the amount of principal scheduled due and owing to the Bank under the Loan for such period (e.g., if Brown has a 6 year loan with principal payable in equal annual installments of $10,000, on June 8 of every year, the Company's Principal Payment Reimbursement would equal such installments assuming continuing eligibility throughout such periods). Upon Brown's receipt of any such payment, he shall apply such funds to the payment of the principal amount of the Loan to which it relates (unless he has already made such Loan payment from personal or other sources).

   (ii) The Company and Brown further agree that, in consideration of past performance and in the interest of inducing future performance, and on the condition that Brown does not terminate his employment with the Company prior to August 31, 2000, the Company will pay the amount of $20,000 between June 1, 2000 and September 30, 2000 towards repayment of the Loan such that, thereafter, it shall make payments to Brown on the terms and conditions provided in the first sentence of this Section 7(a), for the remaining balance of the Loan in $5,000 annual increments rather than $10,000 annual increments (beginning January 1, 2001). In the event that Brown does terminate his employment with the Company prior to August 31, 2000, Brown shall repay to the Company (and/or the Company may offset against amounts owing to Brown) any such amounts so paid by the Company pursuant to this subsection.

The remainder of the Agreement, and the Agreement as amended, shall continue in full force and effect.


IN WITNESS WHEREOF, each of the parties have executed this Agreement intending to be bound thereby.


                     /s/ Jeff Brown
                     Jeff  Brown


                     OTR Express, Inc.

                     By:   /s/ William P. Ward
                     Name:  William P. Ward